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                                                                   Exhibit 23.2

                        Consent of Independent Auditors


   We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement Form S-3 and related Prospectus of GATX Corporation and GATX Financial Corporation for the registration of $175,000,000 of 7.5% Convertible Senior Notes due 2007 and to the incorporation by reference therein of our reports dated January 22, 2002, with respect to the consolidated financial statements and schedules of GATX Corporation and GATX Financial Corporation included in their Annual Reports on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                          /s/  ERNST & YOUNG LLP


Chicago, Illinois

June 17, 2002